Exhibit No. 99.1

                     ALLIANCE DISTRIBUTORS HOLDING INC. REPORTS

                      SECOND QUARTER 2006 FINANCIAL RESULTS

                  Year-to-Date Sales Increased 15.0% Over Previous Year

For Immediate Release

College Point, New York - August 11, 2006 - Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, announced its financial results for the second quarter of 2006.

Net sales for the quarter increased 8.5% to $13.3 million compared to $12.2 million in the second quarter of 2005. Net income was $73,095, or $0.00 per share, compared to a net loss of $335,803, or $0.01 per share, in the 2005 period. Approximately $109,000 of net income reflects insurance proceeds for assets in excess of the book value of these assets.

For the six months ended June 30, 2006, net sales increased 15.0% to $26.6 million, compared to $23.1 million for the same period in 2005. Net loss was $20,490, or $0.00 per share, compared to a net loss of $465,481, or $0.01 per share, in the 2005 period. The net loss for the 2006 period reflects a $257,000 charge in the first quarter for transaction costs of a proposed acquisition that was not consummated, and approximately $109,000 of net income for the insurance proceeds referred to in the preceding paragraph.

Jay Gelman, Chairman and CEO, said, "It is an exciting time for the Company. We are relocating our offices, wholesale showroom, and warehouse to 1160 Commerce Ave in the Bronx. The new facility gives us almost 10,000 additional square feet of operating space, and allows us to be more efficient in selling to and servicing our growing customer base. We also expect to open a new Florida branch operation this month."

For additional information see the Company's SEC Report on Form 10-Q for the period ended June 30, 2006.

About Alliance Distributors Holding Inc.


Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance Distributors offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles.


Safe Harbor


Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                      Statements of Operations (Unaudited)




                                                     Three months ended June 30,    Six months ended June 30,
                                                     ---------------------------    ---------------------------
                                                         2006           2005            2006           2005
                                                     ------------   ------------    ------------   ------------
Net sales                                            $ 13,268,597   $ 12,224,803    $ 26,587,196   $ 23,113,638

Cost of goods sold                                     11,617,158     11,154,292      23,376,846     20,800,790
                                                     ------------   ------------    ------------   ------------
Gross profit                                            1,651,439      1,070,511       3,210,350      2,312,848

Operating expenses:
  Selling, general and administrative expenses          1,445,957      1,274,402       2,721,150      2,551,804
  Terminated transaction costs                                 --             --         257,457             --
  Other income                                           (108,772)            --        (108,772)            --
                                                     ------------   ------------    ------------   ------------
Total operating expenses                                1,337,185      1,274,402       2,869,835      2,551,804
                                                     ------------   ------------    ------------   ------------
Income (loss) from operations                             314,254       (203,891)        340,515       (238,956)

Interest expense                                          185,816        126,809         373,873        220,422
                                                     ------------   ------------    ------------   ------------
Income (loss) before provision for (benefit from)
  income taxes                                            128,438       (330,700)        (33,358)      (459,378)

Provision for (benefit from) income taxes                  55,343          5,103         (12,868)         6,103
                                                     ------------   ------------    ------------   ------------
Net income (loss)                                    $     73,095   $   (335,803)   $    (20,490)  $   (465,481)
                                                     ------------   ------------    ------------   ------------
Net income (loss) per share - basic                  $        .00   $       (.01)   $        .00   $       (.01)
                                                     ============   ============    ============   ============
Net income (loss) per share - diluted                $        .00   $       (.01)   $        .00   $       (.01)
                                                     ============   ============    ============   ============
Weighted-average common shares outstanding - basic     48,721,065     46,417,098      48,444,632     46,417,098
                                                     ============   ============    ============   ============
Weighted-average common shares outstanding - diluted   50,771,727     46,417,098      48,444,632     46,417,098
                                                     ============   ============    ============   ============




Contact:


Alliance Distributors Holding Inc.


Steve Gelman - VP of Marketing and Communications


718-747-1500 x 133


steve@alliancedis.com